EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of NeoGenomics, Inc.

We have issued our report dated March 7, 2012 accompanying the consolidated financial statements included in the Annual Report of NeoGenomics, Inc. on Form 10-K for the year ended December 31, 2011.

We hereby consent to the incorporation by reference of said report in the Registration Statement of NeoGenomics, Inc. on Form S-8 (File No. 333-139484), the Registration Statement of NeoGenomics, Inc. on Form S-8 (File No. 333-125994), the Registration Statement of NeoGenomics, Inc. on Form S-8 (File No. 333-159749) and the Registration Statement of NeoGenomics, Inc. on Form S-8 (File No. 333-173494).

/s/ Kingery & Crouse, P.A.

Kingery & Crouse, P.A.

Certified Public Accountants

Tampa, Florida

March 7, 2012